Exhibit 99.1

ADTRAN, Inc. Reports First Quarter 2008 Results, Announces Additional Five Million Share Repurchase Plan and Declares Quarterly Cash Dividend

HUNTSVILLE, Ala.--(BUSINESS WIRE)--ADTRAN, Inc. (NASDAQ:ADTN) reported results for the first quarter of 2008. Sales increased 9% to a first quarter record of $119,885,000 compared to $110,312,000 for the first quarter of 2007. Operating income increased 20% for the quarter to $25,140,000 compared to $20,956,000 for the first quarter of 2007. Net income was $17,047,000 for the quarter compared to $16,928,000 for the first quarter of 2007. Earnings per share, assuming dilution, were $0.26 for the quarter compared to $0.24 for the first quarter of 2007.

ADTRAN Chief Executive Officer Tom Stanton stated, “Momentum in our growth businesses overcame typical seasonality and a tepid enterprise spending environment. For the quarter, our growth businesses, which include Broadband Access, Internetworking and Optical Access, achieved record revenues, growing 44% year-over-year. Broadband Access achieved a record level with 57% year-over-year revenue growth. Internetworking also achieved record revenues for the quarter growing 34% year-over-year and Optical Access saw 30% year-over-year revenue growth for the quarter. We believe recent trends in these businesses provide early indications of the success we anticipate in these new markets.”

The Company also reported that the provision for income taxes in the first quarter of 2008 was unusually high due to delays in federal legislation required to extend research tax credits for the 2008 year. For comparison purposes, the first quarter results for 2007 included benefits from life insurance proceeds and closure of prior year tax audits that increased earnings per share, assuming dilution, by approximately $0.02.

The Company announced that its Board of Directors has authorized the repurchase of an additional 5,000,000 shares of the Company’s common stock to commence upon completion of the repurchase plan announced July 16, 2007. During the first quarter of 2008, the Company repurchased 771,000 shares of its common stock under the July 2007 plan. There are 761,000 shares remaining to be repurchased under the July 2007 plan. Upon completion of the current plan, the new plan will be implemented through open market or private purchases from time to time as conditions warrant. Since the beginning of 2004, the Company has repurchased a total of 18,562,000 shares of its common stock.

The Company also announced that its Board of Directors declared a cash dividend for the first quarter of 2008. The quarterly cash dividend is $0.09 per common share to be paid to holders of record at the close of business on May 1, 2008. The ex-dividend date is April 29, 2008 and the payment date is May 15, 2008.

The Company also confirmed that its first quarter conference call will be held Tuesday, April 15, 2008 at 9:30 a.m. Central Time. This conference call will be web cast live through StreetEvents.com. To listen, simply visit the Investor Relations site at http://www.adtran.com or http://streetevents.com approximately 10 minutes prior to the start of the call and click on the conference call link provided.

An online replay of the conference call will be available for seven days at http://streetevents.com. In addition, an online replay of the conference call, as well as the text of the Company's earnings release, will be available on the Investor Relations site at http://www.adtran.com for at least 12 months following the call.

ADTRAN, Inc. is a leading global provider of networking and communications equipment, with a portfolio of more than 1,700 solutions for use in the last mile of today's telecommunications networks. Widely deployed by carriers and enterprises alike, ADTRAN solutions enable voice, data, video, and Internet communications across copper, fiber, and wireless network infrastructures. ADTRAN solutions are currently in use by every major U.S. service provider and many global ones, as well as by thousands of public, private and governmental organizations worldwide.

For more information, contact the company at 800 9ADTRAN (800 923-8726) or via email at info@adtran.com. On the Web, visit www.adtran.com.

This press release contains forward-looking statements which reflect management’s best judgment based on factors currently known. However, these statements involve risks and uncertainties, including the successful development and market acceptance of new products, the degree of competition in the market for such products, the product and channel mix, component costs, manufacturing efficiencies, and other risks detailed in our annual report on Form 10-K for the year ended December 31, 2007. These risks and uncertainties could cause actual results to differ materially from those in the forward-looking statements included in this press release.

Condensed Balance Sheet Unaudited (In thousands)

	March 31,	December 31,
	2008	2007
Assets
Cash and cash equivalents	$39,085	$13,941
Short-term investments	153,578	148,416
Accounts receivable, net	70,794	70,667
Other receivables	3,183	3,085
Inventory, net	47,445	48,546
Prepaid expenses and other current assets	10,126	9,682
Total current assets	324,211	294,337

Property, plant and equipment, net	75,482	75,969
Deferred tax assets, net	3,047	1,113
Other assets	505	505
Long-term investments	86,262	107,296
Total assets	$489,507	$479,220

Liabilities and Stockholders’ Equity
Accounts payable	$25,557	$22,200
Unearned revenue	5,719	5,361
Accrued expenses	4,139	3,801
Accrued wages and benefits	8,305	10,497
Income tax payable, net	11,707	1,217
Total current liabilities	55,427	43,076

Other non-current liabilities	9,438	9,213
Bonds payable	48,500	48,500
Total liabilities	113,365	100,789

Stockholders’ equity	376,142	378,431
Total liabilities and stockholders’ equity	$489,507	$479,220

Consolidated Statements of Income (In thousands, except per share data) Unaudited

	Three Months Ended	Three Months Ended
	March 31, 2008	March 31, 2007

Sales	$119,885	$110,312
Cost of sales	49,645	44,522

Gross profit	70,240	65,790

Selling, general and administrative expenses	25,547	26,476
Research and development expenses	19,553	18,358

Operating income	25,140	20,956

Interest and dividend income	2,283	2,908
Interest expense	(619)	(619)
Net realized investment gain (loss)	(89)	83
Other income, net	127	298
Life insurance proceeds	-	1,000

Income before provision for income taxes	26,842	24,626

Provision for income taxes	(9,795)	(7,698)

Net income	$17,047	$16,928

Weighted average shares outstanding
Basic	64,598	69,358
Diluted (1)	65,452	70,889

Earnings per common share
Basic	$0.26	$0.24
Diluted (1)	$0.26	$0.24

(1) Assumes exercise of dilutive stock options calculated under the treasury stock method.

Supplemental Information Stock Based Compensation Expense (In thousands)

	Three Months Ended
	March 31,
	2008	2007

Stock-based compensation expense included in cost of sales	$79	$93

Selling, general and administrative expense	954	1,079
Research and development expense	1,006	1,067
Stock-based compensation expense included in operating expenses	1,960	2,146

Total stock-based compensation expense	2,039	2,239
Tax benefit for expense associated with non-qualified options	(208)	(186)
Total stock-based compensation expense, net of tax	$1,831	$2,053

Consolidated Statements of Cash Flow For the Three Months ended March 31, Unaudited (In thousands)

	2008	2007
Cash flows from operating activities:
Net income	$17,047	$16,928
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,392	2,628
Amortization of net premium on available-for-sale investments	372	586
Net realized loss (gain) on long-term investments	89	(83)
Loss (gain) on disposal of property, plant and equipment	(1)	65
Stock-based compensation expense	2,039	2,239
Deferred income taxes	(1,046)	(1,041)
Tax benefit from stock option exercises	119	1,284
Excess tax benefits from stock-based compensation arrangements	(36)	(1,082)
Change in operating assets and liabilities:
Accounts receivable, net	(127)	522
Other receivables	(98)	3,678
Income tax receivable, net	-	1,446
Inventory, net	1,101	4,219
Prepaid expenses and other assets	(314)	181
Accounts payable	3,357	(11,070)
Accrued expenses and other liabilities	(1,271)	(2,416)
Income tax payable, net	10,490	5,190
Net cash provided by operating activities	34,113	23,274
Cash flows from investing activities:
Purchases of property, plant and equipment	(1,904)	(2,054)
Proceeds from sales and maturities of available-for-sale investments	73,768	43,846
Purchases of available-for-sale investments	(61,089)	(67,040)
Net cash provided by (used in) investing activities	10,775	(25,248)
Cash flows from financing activities:
Proceeds from stock option exercises	630	6,218
Purchases of treasury stock	(14,871)	(15,188)
Dividend payments	(5,846)	(6,236)
Excess tax benefits from stock-based compensation arrangements	36	1,082
Net cash used in financing activities	(20,051)	(14,124)
Net increase (decrease) in cash and cash equivalents	24,837	(16,098)
Effect of exchange rate changes	307	119
Cash and cash equivalents, beginning of period	13,941	40,147
Cash and cash equivalents, end of period	$39,085	$24,168

CONTACT:
ADTRAN, Inc.
Jim Matthews, 256-963-8775
Senior Vice President/CFO
or
Investor Services/Assistance:
Gayle Ellis, 256-963-8220